Exhibit 10.3

RESTRICTED STOCK UNIT GRANT AGREEMENT

(NON-U.S. EMPLOYEES)

(FOR SETTLEMENT IN COMMON SHARES ONLY)

To:        Firstname Lastname

Date:    Month Day, 202X

I am pleased to confirm that, in connection with services to be rendered by you over the period that includes the vesting dates outlined in the table below, you have been granted Restricted Stock Units (the “RSUs”) of Canopy Growth Corporation (“Canopy Growth”) under Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”). All capitalized terms that are not defined herein shall be as defined in the Plan. This letter agreement shall constitute an “Award Agreement” under the Plan and sets forth the terms and conditions of the RSUs.

Number of RSUs awarded	Vesting Date [1,2,3]
xxxxx	Month XX, 202X
xxxxx	Month XX, 202X
xxxxx	Month XX, 202X
xxxxx	Month XX, 202X

As soon as practicable following the vesting of RSUs, and in any event no later than March 15 of the year following the year in which an RSU vests (such March 15 date, the “Payment Deadline”), you will be issued one Common Share in settlement of each vested RSU. Settlement is subject to you making arrangements acceptable to Canopy Growth to satisfy applicable withholding. Failure to do so by the Payment Deadline shall result in your forfeiture of the applicable RSUs to otherwise be settled.

All awards issued pursuant to the Plan are administered by Shareworks, or another awards administrator as may be designated by Canopy Growth from time to time. The withdrawal of common shares in the capital of Canopy Growth (the “Common Shares”) issued pursuant to the settlement of vested RSUs must be completed through your Shareworks account and according to the instructions provided by Shareworks or any other awards administrator that Canopy Growth may designate from time to time.

Note 1: RSUs will cease to vest on the last date enumerated in the table above, unless:

(a)    You provide Canopy Growth with notice of resignation, in which case RSUs will cease to vest on the date on which you provide notice of resignation from your employment with Canopy Growth;

(b)    Canopy Growth terminates your Service (as such term is defined in the Plan) for “cause” (as such term is defined in the Plan), in which case RSUs will cease to vest on that date;

(c)    Canopy Growth terminates your Service without cause, in which case RSUs will cease to vest on the date that is the conclusion to the applicable statutory notice period required in consideration of the termination of your employment by Canopy Growth without cause; or

(d)    The law deems your Service to be terminated, in which case RSUs will cease to vest on the date deemed by law to be date of such termination.

Following the applicable date of cessation of vesting of your RSUs above, you will not be entitled to any further vesting of RSUs nor to damages or compensation of any sort as a result of such limitation.

Note 2: Notwithstanding the vesting dates outlined in the table above, these vesting dates may be automatically adjusted if they would otherwise: (i) be a date that is not a business day; (ii) be a date that is within a Blackout Period or (iii) be a date that is prior to Canopy Growth being in receipt of your executed copy of this Award Agreement, which confirms your agreement to comply with the terms and conditions of the Award Agreement and the Plan. In case of any of the foregoing, the vesting date of the applicable RSUs is deemed to be adjusted to the business day immediately following the date of the event set out in (i), (ii) or (iii), described above, as the case may be.

Note 3: Section 13 of the Plan (Change in Control Provisions) shall not apply to any Awards (including the RSUs) granted hereunder unless otherwise determined by the Committee or the Board; provided, however, that the direct or indirect acquisition by the CBG Group (as defined below) of more than 50% of the combined voting power of Canopy Growth’s then outstanding securities as a result of the CBG Group’s beneficial ownership of common shares of Canopy Growth held as of the close of the private placement transaction with CBG Holdings LLC (“CBG”) completed on November 1, 2018 (the CBG Closing”), combined with common shares of Canopy Growth acquired by the CBG Group pursuant to the exercise of any or all of its warrants to purchase common shares of Canopy Growth that were held as of the CBG Closing shall not, in any event or circumstance, constitute a “Change in Control” within the meaning of the Plan. For purposes of this paragraph, “CBG Group” means Greenstar Canada Investment Limited, CBG, and Constellation Brands, Inc. and its respective direct and indirect subsidiaries.

The terms of this RSU grant are confidential and we expect that you will maintain the confidentiality of the grant and not disclose details to other members of the Canopy Growth team or anyone outside Canopy Growth.

This Award Agreement and your acceptance thereof are subject to the Plan. You acknowledge having received a copy of the Plan. If there is any inconsistency between the terms of this Award Agreement and the Plan, you acknowledge that the terms of the Plan shall govern.

As a condition to the grant of your RSUs, you are required to indicate your agreement to comply with the terms and conditions of the Plan and this Award Agreement by signing the acknowledgement at the foot of this letter.

Dated this                      day of                     , 202X.

CANOPY GROWTH CORPORATION

David Klein
CEO

I accept the RSUs on the terms described in this Award Agreement and understand and agree that my RSUs are subject in all respects to the terms and conditions of the Award Agreement and the Plan. I have read, understood and agree to comply with the terms of this Award Agreement and the Plan.

Signature	Address